Exhibit 10.1

PowerVerde, Inc.

23429 NE 35th Drive

Glendale, Arizona 85310

Tel. (623) 780-3321

www.powerverdeenergy.com

January 31, 2011

Pieter Cornelis van der Hoop

Newton Investments BV

Nieuwe stad 105B

8911 CM Leeuwarden

Netherlands

Binding Letter of Intent for European Distribution

Dear Mr. van der Hoop:

This Binding Letter of Intent (the “Binding LOI”) sets forth the principal terms and conditions on which PowerVerde, Inc. (the “Company”) and Newton Investments BV (“Newton”) will establish a relationship whereby Newton will be the exclusive distributor of the Company’s proprietary emissions-free electrical power generation systems (the “Systems”) in the 27 countries which are currently members of the European Union (the “EU”).

1. Exclusive Distributor. Newton will be the Company’s exclusive distributor for the Systems in the EU for a period of 10 years from the Commencement Date (as defined below), provided that Newton meets its minimum annual sales obligations as set forth in Section 2 below (the “Quotas”). The Commencement Date will be the date following delivery of the Initial System (as defined in Section 5 below) when the parties have completed the installation of the Initial System and training of Newton’s personnel with respect to use of the System; provided, however, that the Commencement Date shall be no later than 90 days following delivery of the Initial System. The parties shall cooperate in good faith to ensure that the installation and training is completed as soon as reasonably possible.

2. Quotas. During the 12-month period beginning on the Commencement Date (the “First Commercial Year”), Newton must sell at least 100 Systems in accordance with the terms hereof (the “Initial Quota”). Failure to satisfy the Initial Quota will entitle the Company, at its option, to terminate Newton’s right to sell the Systems. Within 30 days following the end of the First Commercial Year, the parties shall meet and negotiate in good faith the sales quotas for subsequent years based on then-existing market conditions (the “Subsequent Quotas”); provided, however, that the Subsequent Quotas shall not be less than the Initial Quota without the Company’s consent in its sole discretion, and, in the event that the parties are unable to reach agreement on the Subsequent Quotas, the matter shall be resolved by binding arbitration in Miami, Florida, through the American Arbitration Association.

Piet van der Hoop

Newton Investments BV

January 31, 2011

3. Manufacturing. The Systems to be sold in the EU may be manufactured by or on behalf of Newton in the EU under license from the Company subject to the Company’s approval of the manufacturing facility, quality standards and costs, which approval shall not be unreasonably withheld; provided, however, that in the event that the Company is able to obtain manufacturing of the Systems outside of the EU at a total landed cost in the EU materially lower than Newton’s cost with equal or better quality and in compliance with EU quality standards, including CE and KIWA, then, at the Company’s option, it may supply to Newton the Systems to be sold in the EU.

4. Compensation to the Company; Pricing. The Company shall be compensated for each System sold by Newton in an amount equal to 20% of the gross sale price of the System, which shall be paid as a royalty if the System is manufactured by Newton and as a markup over cost if the System is manufactured by or on behalf of the Company. The sale price of the System shall not be less than $100,000 nor more than $150,000 without the Company’s consent in its sole discretion, subject to annual inflation adjustment.

5. Purchase of Initial System. Newton agrees to purchase from the Company a 50 kW System (the “Initial System”) for a price of $90,000, FOB Phoenix, Arizona, and the Company agrees to use its best efforts to deliver the Initial System in the Netherlands by April 30, 2011. In any event, the Initial System shall be delivered no later than August 1, 2011. Newton shall pay a down payment of $30,000 on the Initial System on or before February 14, 2011, and the $60,000 balance of the purchase price shall be paid upon delivery. Upon receipt of the down payment for the Initial System, the Company will provide to Newton a quote for the sale of an additional four Systems at a discounted price to be determined through good faith negotiation by the parties. Within five business days following delivery of the Initial System, the Company will arrange to send at least one technician to Newton’s facility in the Netherlands to oversee installation of the System and training of Newton’s personnel. Newton shall pay the technician’s airfare and lodging expenses plus a per diem of $250.

6. Newton’s Investment. Within one year from the date hereof, Newton shall invest at least $750,000 in establishing its manufacturing facility and distribution network for the Systems, and at least $100,000 of this amount shall be invested by July 31, 2011. In the event that Newton fails to make this investment, its distributorship may be terminated at the Company’s option.

7. Stock Purchase. Immediately upon the execution of this Binding LOI, Newton or an affiliate thereof shall invest $250,000 in the Company pursuant to the purchase of 333,333 shares of the Company’s common stock at a price of $.75 per share, with such share purchase accompanied by the Company’s issuance to Newton or its affiliate at no extra cost of a three-year warrant to buy an additional 333,333 shares of the Company’s common stock at a price of $.75 per share.

8. Information Exchange. For 90 days following the date hereof, the Company shall furnish to Newton and its engineers pursuant to the NDA executed by the parties such technical information, including, but not limited to, manufacturing drawings and specifications, as Newton and its engineers shall reasonably request in order to obtain a quotation for

Piet van der Hoop

Newton Investments BV

January 31, 2011

manufacturing of the Systems in the EU. During this period, the Company’s engineers and other personnel shall also provide to Newton such information relating to the Systems as they shall reasonably request from time to time.

9. Definitive Document. The parties will, within 60 days after execution of this Binding LOI, execute definitive documentation reflecting the transactions contemplated hereby (collectively, the “Transaction”), including, but not limited to, a distribution and/or manufacturing agreement, on terms as materially outlined in this Binding LOI (collectively, the “Definitive Document”), which terms shall be satisfactory to the Company and Newton and their respective counsel and which shall include representations, agreements, covenants, conditions and indemnities customary for negotiated transactions of this type, including, but not limited to, provisions protecting the Company’s intellectual property.

10. Confidentiality. Subject to Section 11 below, the parties shall maintain the strict confidentiality of (i) all information exchanged in connection with the proposed Transaction and (ii) all proprietary information relating to the Company, Newton and their respective businesses.

11. Publicity. Neither Newton nor the Company will make any public announcement concerning this letter of intent, the discussions between Newton and the Company or any other matter relating to the proposed Transaction without the consent of the other party; provided, however, that, (i) the parties may discuss the potential transaction with potential manufacturers on a confidential basis and (ii) after consultation with the other party, either may make disclosure if such party is advised by its counsel that such disclosure is required by applicable law, including applicable U.S. securities laws. Except as permitted by the preceding sentence, neither the Company, Newton nor any of their respective affiliates, directors, shareholders, members, managers, officers, employees, counsel, accountants, financial advisors or other agents will disclose the existence or terms of this letter of intent or that the Company and Newton are holding discussions with any person other than the respective legal, accounting and financial advisors of the Company or Newton who have a need to know such information solely for the purpose of assisting such party in connection with the proposed Acquisition.

12. Termination. This letter of intent shall automatically terminate upon the execution of the Definitive Document, or earlier:

(a)	by the mutual written consent of the Company and Newton;

(b)	by either the Company or Newton, acting reasonably and in good faith, if the Definitive Document has not been executed on or before March 31, 2011;

(c)	by Newton, if the Company has materially breached any of its obligations hereunder; or

(d)	by the Company, if Newton has materially breached any of its obligations hereunder.

Piet van der Hoop

Newton Investments BV

January 31, 2011

13. Expenses. Each of the Company and Newton will bear its own expenses incurred in connection with the investigation, negotiation, documentation and/or the closing of the Transaction, including all fees and disbursements of each party’s respective counsel, accountants, financial advisors, finders, and consultants.

14. Brokers. The parties represent and warrant that there are no brokers, salespersons or finders involved in this transaction. The parties agree to defend, indemnify and hold each other harmless from and against any and all expense, costs, damage or liability (including, without limitation, court costs and actual reasonable attorney fees, in preparation for and at any arbitration proceeding, trial and/or appeal) resulting from the claims for any brokerage fees or similar commissions asserted by brokers, salespersons or finders claiming by, through or under the indemnifying party.

15. Miscellaneous. This Binding LOI (a) shall be governed by, and construed in accordance with, the internal laws of the State of Florida, USA, without regard to the conflicts of laws principles of such state; (b) may not be amended or terminated nor may compliance with any provision of this letter of intent be waived except pursuant to a written agreement signed by both parties; and (c) may be signed in counterparts, each of which shall constitute one and the same instrument. The captions used in this letter of intent are for convenience only and shall not affect the interpretation of this letter of intent.

16. Exclusive Dealing. From the date hereof until the Termination Date the Company will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the sale or distribution of the Systems in the EU.

17. Legally Binding. This letter of intent is legally binding on the parties hereto.

Please confirm your agreement to the foregoing terms and conditions by signing in the space provided below and sending the fully executed letter of intent to me by fax or pdf, with the original to follow by courier.

Sincerely,

POWERVERDE, INC.

By:	/s/ Richard H. Davis
Name:	Richard Davis
Its:	Director

Piet van der Hoop

Newton Investments BV

January 31, 2011

AGREED AND ACCEPTED
this 31st day of January, 2011.

NEWTON INVESTMENTS BV

By:	/s/ Pieter Cornelis van der Hoop
Name:	Pieter Cornelis van der Hoop
Its:	Director